PROSPECTUS and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each	Dated June 24, 2026
Dated May 14, 2026	Registration Statement No. 333-295908 Filed Pursuant to Rule 424(b)(2)

U.S. $36,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES J

Due 9 Months or More from Date of Issue

$300,000,000 4.400% Fixed Rate Senior Notes Due June 15, 2029

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series J remaining prior to this issuance, representing the $39,000,000,000 initial program amount reduced by $3,000,000,000 designated for issuance pursuant to the issuer’s InterNotes® program described in the prospectus supplement for such program filed with the Registration Statement No. 333-295908.

CUSIP / ISIN:	24422EYP8 / US24422EYP86

Date of Issue:	June 26, 2026

Maturity Date:	June 15, 2029

Principal Amount:	$300,000,000

Price to Public:	99.955% plus accrued interest, if any, from June 26, 2026

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on December 15, 2026 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.400% per annum

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$48,000,000
	HSBC Securities (USA) Inc.	$48,000,000
	J.P. Morgan Securities LLC	$48,000,000
	MUFG Securities Americas Inc.	$48,000,000
	RBC Capital Markets, LLC	$48,000,000
	ING Financial Markets LLC	$12,000,000
	Santander US Capital Markets LLC	$12,000,000
	Scotia Capital (USA) Inc.	$12,000,000
	SMBC Nikko Securities America, Inc.	$12,000,000
	Truist Securities, Inc.	$12,000,000
	Total	$300,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.805% plus accrued interest, if any, from June 26, 2026.